Exhibit 99.1

FOR IMMEDIATE RELEASE

INTROGEN THERAPEUTICS REPORTS FOURTH QUARTER 2004 AND ANNUAL
FINANCIAL RESULTS

Results in Line with Expectations

AUSTIN, TX, March 14, 2005 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter and year ended December 31, 2004, reporting progress during these periods in its research and development programs, clinical trial programs and regulatory milestones.

Introgen reported a net loss of $4.4 million, or $0.16 per share, for the quarter ended December 31, 2004. These results compare to a net loss of $7.0 million, or $0.26 per share, for the previous quarter ended September 30, 2004 and a net loss of $5.4 million, or $0.21 per share, for the comparable prior year quarter ended December 31, 2003.

During the quarter ended December 31, 2004, cash, cash equivalents and short-term investments increased $17.4 million as a result of net proceeds of $22.9 million from the sale of common stock during the quarter, offset by $5.7 million used to fund operations during the quarter. At December 31, 2004, Introgen had cash, cash equivalents and short-term investments of $38.2 million.

Revenue was $1.2 million for the quarter ended December 31, 2004, compared to revenue of $2,000 for the quarter ended December 31, 2003. Operating expenses were $5.8 million for the quarter ended December 31, 2004, compared to $7.4 million for the quarter ended September 30, 2004 and $5.6 million for the quarter ended December 31, 2003.

For the year ended December 31, 2004, Introgen reported a net loss of $24.4 million, or $0.91 per share, compared to a net loss for the year ended December 31, 2003 of $19.3 million, or $0.84 per share. Revenue for the year ended December 31, 2004 was $1.8 million, compared to revenue for the year ended December 31, 2003 of $0.3 million. Operating expenses were $27.1 million for the year ended December 31, 2004 compared to $21.1 million for the year ended December 31, 2003.

Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. EST today. Interested parties can access a live Internet broadcast at www.introgen.com. For those unable to listen to the broadcast the call will be archived at Introgen’s Website at www.introgen.com in the Investor Relations section.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but without limitation, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.

Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	DECEMBER 31,	DECEMBER 31,
	2004	2003
	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	38,180	36,397

OTHER CURRENT ASSETS	659	302

PROPERTY AND EQUIPMENT, NET	7,277	7,502

GRANT RIGHTS AQUIRED	1,582	0

OTHER ASSETS	359	282

TOTAL ASSETS	$48,057	$44,483

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,858	$5,608

NOTES PAYABLE, NET OF CURRENT PORTION	7,901	6,714

OTHER LONG TERM LIABILITIES	1,132	876

TOTAL LIABILITIES	15,891	13,198

TOTAL STOCKHOLDERS’ EQUITY	32,166	31,285

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,057	$44,483

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)

	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND OTHER REVENUE	$1,217	$2	$1,808	$304

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,497	4,102	20,474	14,973
GENERAL AND ADMINISTRATIVE	1,296	1,503	6,597	6,102

TOTAL OPERATING EXPENSES	5,793	5,605	27,071	21,075

LOSS FROM OPERATIONS	(4,576)	(5,603)	(25,263)	(20,771)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	208	196	876	1,445

NET (LOSS)	($4,368)	($5,407)	($24,387)	($19,326)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.16)	($0.21)	($0.91)	($0.84)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	27,886	24,562	26,943	22,902